Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Second Quarter Fiscal Year 2015 Financial Results

Dallas, Texas – February 5, 2015 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the quarter ended December 27, 2014.

Second Quarter Fiscal Year 2015 Compared to 2014

Revenue in the second quarter of fiscal 2015 increased $11.3 million or 38.2 percent to $40.9 million. The year over year growth in revenue is largely attributed to increased revenue in the United States and EMEA regions. The acquisition of the assets of CCA Combustion Systems (“CCA”) in March 2014 combined with higher demand for environmental solutions resulted in a greater than 150 percent increase in revenue in the Environmental Systems operating segment. Increased demand for steam separators utilized in the nuclear power generation industry and oily water separation solutions for the oil production industry resulted in a nearly nine percent year over year increase in the Process Products operating segment revenue.

Gross profit increased in the quarter by $4.7 million or 57.4 percent, to $12.8 million on higher revenue and the impact of non-recurring restructuring costs incurred in the prior fiscal year. Gross profit as a percent of revenue increased to 31.3 percent in the quarter from 27.4 percent in the prior year. Included in cost of goods sold for fiscal year 2014 is $471,000 of non-recurring restructuring costs related to the closure of a manufacturing plant in Texas and the relocation of the fabrication activities to the remaining plants in Texas. Operational improvement initiatives first implemented in the latter half of fiscal 2014 combined with an improvement in product mix are resulting in higher relative gross margins when compared to fiscal 2014.

Operating expenses increased $3.7 million or 37.8 percent in the quarter largely attributed to the acquisition of CCA and global information system expansion and process improvement initiatives. Net loss attributable to PMFG, Inc. common stockholders was $1.4 million or $0.06 per diluted share in the quarter compared to a net loss of $3.0 million or $0.14 per diluted share in the prior year.

Reporting Segments

Process Products segment revenue increased $2.1 million or 8.6 percent in the quarter to $26.4 million. Stronger demand for oily water separation applications in the EMEA region and projects related to nuclear power generation contributed to the increase in revenue in this segment. Product mix and operational initiatives resulted in modest improvement in the gross margin percentage. Segment operating income increased $0.7 million or 56.1 percent to $2.0 million on higher revenue and relative gross profit.

Environmental Systems segment revenue increased $9.2 million or 171.9 percent in the quarter to $14.6 million. The higher revenue in fiscal 2015 reflects the increase in demand for our Environmental Systems solutions and the contribution of $2.5 million of revenue during the quarter from CCA. Segment operating income increased $2.4 million to $3.8 million compared to $1.4 million in the prior year on higher revenue and relative gross profit.

Fiscal Year-To-Date 2015 Compared to 2014

Revenue for the six month period ended December 27, 2014 increased $27.5 million or 46.9 percent to $86.2 million over the prior year. The year over year growth in revenue is largely attributed to increased revenue in the United States with positive contribution from the EMEA and APAC regions. The acquisition of CCA combined with higher demand for environmental solutions resulted in revenue in the Environmental Systems operating segment that is more than double that of the prior year. Increased demand for steam separators utilized in the nuclear power generation industry and oily water separation solutions for the oil production industry resulted in a 12.4 percent year over year increase in the Process Products operating segment.

Gross profit increased by $9.8 million or 54.9 percent, to $27.6 million on higher revenue, product mix, and the benefit of operational initiatives intended to improve project execution. Included in cost of goods sold for fiscal 2015 is $399,000 benefit from the reimbursement of previously incurred warranty costs. Included in cost of goods sold for fiscal 2014 is $471,000 of non-recurring restructuring costs related to the closure of a manufacturing plant in Texas and the relocation of the fabrication activities to the remaining plants in Texas.

Operating expenses increased $5.0 million or 23.8 percent in the six month period largely attributed to the acquisition of CCA and global information system expansion and process improvement initiatives. Net income attributable to PMFG, Inc. common stockholders was $0.6 million or $0.03 per diluted share for the six months compared to net loss of $4.6 million and $0.22 per diluted share in the prior year.

Reporting Segments

Process Products segment revenue increased $6.1 million or 12.4 percent to $54.8 million. Stronger demand for oily water separation applications in the EMEA region and projects related to nuclear power generation contributed to the increase in revenue in this segment. Segment operating income increased $1.8 million or 43.6 percent to $5.8 million.

Environmental Systems segment revenue increased $21.4 million or 216.1 percent to $31.3 million. The higher revenue in fiscal 2015 reflects the increase in demand for our Environmental Systems solutions and the contribution of $9.1 million of revenue during the six months from CCA. Segment operating income increased $5.3 million to $7.5 million.

Net Bookings and Backlog

Net bookings totaled $38.9 million and $77.4 million during the three and six month periods ended December 27, 2014, respectively. This compares to net bookings of $29.9 million and $72.2 million for the three and six month periods ended December 28, 2013. The backlog at December 27, 2014 was $107.1 million compared to $115.9 million at the end of fiscal 2014. Approximately $7 million of the backlog value is currently subject to customer-driven delays, attributed largely to uncertainties surrounding the extent and duration of recent declines in oil prices. Excluding these projects, for which the timeline for completion is uncertain we expect 85 percent of the backlog value at December 27, 2014 to be recognized as revenue over the next 12 months.

Financial Condition and Cash Flows

At December 27, 2014, the Company reported $38.6 million of cash and cash equivalents (including $14.5 million of cash and cash equivalents restricted as security for outstanding letters of credit), total assets of $173.8 million, net working capital of $53.2 million and a current ratio of 1.9 to 1.0.

Unrestricted cash and cash equivalents decreased $3.1 million during the six month period ended December 27, 2014, compared to an increase of $3.1 million in the prior year. Cash flows in year to-date fiscal 2015 include $0.7 million used in operating activities, $0.9 million used in investing activities, $1.4 million used in financing activities and $0.1 million effect of exchange rate changes on cash.

Fiscal Year 2015 Outlook

Revenue in the first half of the fiscal year totaled $86.2 million and projects in backlog totaled $107.1 million as of December 27, 2014. While we currently do not anticipate a significant decline in revenue over the back half of the year when compared to the first half of the fiscal year, we remain cautious with regard to the impact of lower relative oil and natural gas prices, timing and trajectory of the natural gas infrastructure build-out in China and the timing of certain nuclear re-licensing and upgrade projects. We now expect revenue for the full year fiscal 2015 to be between $160 million and $170 million; with the increase over prior projections largely attributed to the continued strength of our Environmental Systems segment. Gross margins in the back half of the year are anticipated to be in line with those recognized in the first half of the fiscal year. The improvement in margin over the Company’s guidance issued in September 2014 is attributed in part to the operational initiatives that first began in the second half of fiscal 2014. Operating expenses are expected to decline modestly over the back half of the year as we reduce the spending on information technology expansion and operational improvement initiatives.

Industry Conditions and Forward Outlook

Peter J. Burlage, President and Chief Executive Officer, stated, “We are pleased with our overall fiscal second quarter results as we continue to demonstrate significant year-over-year revenue growth. We have also had good success in many areas of our manufacturing operations in implementing process improvement and waste elimination initiatives, the work, however, is not completed just yet. We are intensely focused on improving our productivity and lowering our operating expenses and are currently reviewing every option available to us and I have challenged everyone in our organization to make this a paramount focus.”

Mr. Burlage continued, “Based on our current level of backlog and initial customer responses to the oil price decline, we are expecting only a small impact on our financial results in fiscal 2015. To the extent oil prices remain at current levels resulting in delays in capital spending, there could be a larger impact on our fiscal 2016 results, but that is very hard to determine at this time. We are watching the markets very closely and will respond accordingly. Despite higher volatility related to swings in commodity prices, we continue to believe we have a tremendous growth opportunity in front of us. Key markets including power generation, the natural gas value chain and the petrochemical and chemical complex all benefit from long-term growth trends and our technology and solution play a critical role in those markets. Our team remains focused on driving profitable growth and creating value for our shareholders and employees in fiscal year 2015 and beyond.”

Conference Call

Peter Burlage, President and Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s results for the second quarter ended December 27, 2014, during a conference call scheduled for Thursday, February 5, 2015, at 9:30 a.m. EST.

Stockholders and other interested parties may participate in the conference call by dialing +1 866 825 3209 (domestic) or +1 617 213 8061 (international) and entering access code 75920218, a few minutes before 9:30 a.m. EST on February 5, 2015. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through February 12, 2015 by dialing +1 8882868010 (domestic) or +1 617 801 6888 (international) and entering access code 65411379. The call also will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-cancellation of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to identify growth opportunities, including through acquisitions and strategic partnerships; the Company’s ability to satisfy financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, President and Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 353-5545

Fax:     (214) 351-4172

www.peerlessmfg.com

or

Mr. Shawn Severson

The Blueshirt Group

Phone: (415) 489-2198

Email: shawn@blueshirtgroup.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended December 27,			Three Months Ended December 28,
	2014			2013
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Operating Results

Revenues	$40,920	$—	$40,920	$29,613	$—	$29,613
Cost of goods sold	28,123	—	28,123	21,486	(471)	21,015

Gross profit	12,797	—	12,797	8,127	471	8,598
Operating expenses	13,374	—	13,374	9,704	—	9,704

Operating income	(577)	—	(577)	(1,577)	471	(1,106)
Other income (expense):
Interest income	19	—	19	14	—	14
Interest expense	(486)	—	(486)	(268)	—	(268)
Foreign exchange gain (loss)	54	—	54	(269)	—	(269)
Other income (expense), net	32	—	32	6	—	6

Income (loss) before income taxes	(958)	—	(958)	(2,094)	471	(1,623)
Income tax benefit (expense)	(115)	—	(115)	(831)	(160)	(991)

Net earnings (loss)	(1,073)	—	(1,073)	(2,925)	311	(2,614)
Less net income (loss) attributable to noncontrolling interest	277	—	277	89	—	89

Net earnings (loss) attributible to PMFG	$(1,350)	$—	$(1,350)	$(3,014)	$311	$(2,703)

Basic earnings per share	$(0.06)		$(0.06)	$(0.14)		$(0.13)
Diluted earnings per share	$(0.06)		$(0.06)	$(0.14)		$(0.13)

Weighted-average shares outstanding
Basic	21,268		21,268	21,101		21,101
Diluted	21,268		21,268	21,101		21,101

Adjusted EBITDA
Net earnings (loss)			$(1,073)			$(2,614)
Depreciation and amortization			673			647
Interest expense, net			467			254
Income tax expense (benefit)			115			991

Adjusted EBITDA			$182			$(722)

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Six Months Ended December 27,			Six Months Ended December 28,
	2014			2013
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(c)	Non-GAAP
Operating Results

Revenues	$86,179	$—	$86,179	$58,684	$—	$58,684
Cost of goods sold	58,548	399	58,947	40,849	(421)	40,428

Gross profit	27,631	(399)	27,232	17,835	421	18,256
Operating expenses	26,078	399	26,477	21,071	—	21,071

Operating income	1,553	(798)	755	(3,236)	421	(2,815)
Other income (expense):
Interest income	34	—	34	32	—	32
Interest expense	(817)	—	(817)	(706)	—	(706)
Foreign exchange gain (loss)	100	—	100	(472)	—	(472)
Other income (expense), net	306	—	306	71	—	71

Income (loss) before income taxes	1,176	(798)	378	(4,311)	421	(3,890)
Income tax benefit (expense)	(409)	—	(409)	(184)	(143)	(327)

Net earnings (loss)	767	(798)	(31)	(4,495)	278	(4,217)
Less net earnings (loss) attributable to noncontrolling interest	201	—	201	100	—	100

Net earnings (loss) attributible to PMFG	$566	$(798)	$(232)	$(4,595)	$278	$(4,317)

Basic earnings per share	$0.03		$(0.01)	$(0.22)		$(0.20)
Diluted earnings per share	$0.03		$(0.01)	$(0.22)		$(0.20)

Weighted-average shares outstanding
Basic	21,250		21,250	21,089		21,089
Diluted	21,329		21,329	21,089		21,089

Adjusted EBITDA
Net earnings (loss)			$(31)			$(4,217)
Depreciation and amortization			1,357			1,225
Interest expense, net			783			674
Income tax expense (benefit)			409			327

Adjusted EBITDA			$2,518			$(1,991)

	December 27, 2014	June 28, 2014
Condensed Balance Sheet Information

Current assets	$111,373	$104,834
Non-current assets	62,427	62,389

Total assets	$173,800	$167,223

Current liabilities	$58,142	$49,725
Long term debt	12,941	14,149
Other non current liabilities	5,823	5,877
Total equity	96,894	97,472

Total liabilities and equity	$173,800	$167,223

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from certain non-recurring costs associated with transitioning to our new manufacturing facilities offset by the gain on the sale of the former manufacturing facility in Denton, Texas, in the three and six months ended December 28, 2013 and the loss on extinguishment of debt in the six months ended December 29, 2012. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.